EXHIBIT 99.1
Press Contact
Dan Berthiaume
Adobe
408-536-2584
dberthia@adobe.com

Investor Relations Contact
Mike Saviage
Adobe
408-536-4416
ir@adobe.com

FOR IMMEDIATE RELEASE

Adobe to Acquire Marketo
Combination of Adobe Experience Cloud and Marketo Engagement Platform Widens Adobe’s Lead in Customer Experience Across B2C and B2B
SAN JOSE, Calif. - Sept. 20, 2018 - Adobe (Nasdaq:ADBE) today announced it has entered into a definitive agreement to acquire Marketo, the market-leading cloud platform for B2B marketing engagement, for $4.75 billion, subject to customary purchase price adjustments. With nearly 5,000 customers, Marketo brings together planning, engagement and measurement capabilities into an integrated B2B marketing platform. Adding Marketo’s engagement platform to Adobe Experience Cloud will enable Adobe to offer an unrivaled set of solutions for delivering transformative customer experiences across industries and companies of all sizes.
Today, consumers have a very high bar for what constitutes a great customer experience and Adobe Experience Cloud has enabled B2C companies to successfully drive business impact by harnessing massive volumes of customer data and content in order to deliver real-time, cross-channel experiences that are personalized and consistent. When businesses buy from other businesses, they now have the same high expectations as consumers.
Marketo’s platform is feature-rich and cloud-native with significant opportunities for integration across Adobe Experience Cloud. Enterprises of all sizes across industries rely on Marketo’s marketing applications to drive engagement and customer loyalty. Marketo’s ecosystem includes over 500 partners and an engaged marketing community with over 65,000 members.
This acquisition brings together the richness of Adobe Experience Cloud analytics, content, personalization, advertising and commerce capabilities with Marketo’s lead management and account-based marketing technology to provide B2B companies with the ability to create, manage and execute marketing engagement at scale.
“The imperative for marketers across all industries is a laser focus on providing relevant, personalized and engaging experiences,” said Brad Rencher, executive vice president and general manager, Digital Experience, Adobe. “The acquisition of Marketo widens Adobe’s lead in customer experience across B2C and B2B and puts Adobe Experience Cloud at the heart of all marketing.”
“Adobe and Marketo both share an unwavering belief in the power of content and data to drive business results,” said Steve Lucas, CEO, Marketo. “Marketo delivers the leading B2B marketing engagement platform for the modern marketer, and there is no better home for Marketo to continue to rapidly innovate than Adobe.”
The transaction, which is expected to close during the fourth quarter of Adobe’s 2018 fiscal year, is subject to regulatory approval and customary closing conditions. Until the transaction closes, each company will continue to operate independently.
Upon close, Marketo CEO Steve Lucas will join Adobe's senior leadership team and continue to lead the Marketo team as part of Adobe’s Digital Experience business, reporting to executive vice president and general manager Brad Rencher.

Conference Call Scheduled for 2 p.m. PT Today
Adobe executives will comment on the acquisition of Marketo today during a live conference call, which is scheduled to begin at 2 p.m. PT. Analysts, investors, press and other interested parties can participate in the call by dialing (877) 376-9431 and using passcode 2867298. International callers should dial (402) 875-4755. The call will last approximately 30 minutes and an audio archive of the call will be made available later in the day. Questions related to accessing the conference call can be directed to Adobe Investor Relations by calling 408-536-4416 or sending an email to ir@adobe.com.
Forward-Looking Statements Disclosure
This press release includes forward-looking statements within the meaning of applicable securities law. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Forward-looking statements relate to future events and future performance and reflect Adobe’s expectations regarding the ability to extend its leadership in the experience business through the addition of Marketo’s platform and other anticipated benefits of the transaction. Forward looking statements involve risks, including general risks associated with Adobe’s and Marketo’s business, uncertainties and other factors that may cause actual results to differ materially from those referred to in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: Adobe’s ability to embed Marketo technology into Adobe Experience Cloud; the effectiveness of Marketo technology; potential benefits of the transaction to Adobe and Marketo customers, the ability of Adobe and Marketo to close the announced transaction; the possibility that the closing of the transaction may be delayed; and any statements of assumptions underlying any of the foregoing. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Adobe and are qualified in their entirety by this cautionary statement. For a discussion of these and other risks and uncertainties, individuals should refer to Adobe’s SEC filings. Adobe does not assume any obligation to update any such forward-looking statements or other statements included in this press release.
About Marketo
Marketo, Inc., offers the leading Engagement Platform that empowers marketers to create lasting relationships and grow revenue. Consistently recognized as the industry's innovation pioneer, Marketo is the trusted platform for thousands of CMOs thanks to its scalability, reliability, and openness. Marketo is headquartered in San Mateo, CA, with offices around the world, and serves as a strategic partner to large enterprises and fast-growing organizations across a wide variety of industries. To learn more about the Marketo Engagement Platform, LaunchPoint® partner ecosystem and the vast community that is the Marketing Nation®, visit www.marketo.com.
About Adobe
Adobe is changing the world through digital experiences. For more information, visit www.adobe.com.
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